EXHIBIT 5(b)


                                HUNTON & WILLIAMS
                                  ENERGY PLAZA
                                   30TH FLOOR
                                1601 BRYAN STREET
                            DALLAS, TEXAS 75201-3402



April 19, 2002

TXU Corp.
Energy Plaza
1601 Bryan Street
Dallas, Texas 75201

Ladies and Gentlemen:

Referring to the registration statement on Form S-8 to be filed by TXU Corp. (Company) on or about the date hereof (Registration Statement) with the Securities and Exchange Commission (Commission) under the Securities Act of 1933, as amended, for the registration of 100,000 shares of common stock, without par value (Stock), and the attached rights to purchase Series A Preference Stock (Rights), to be offered from time to time by the Company in connection with the TXU Australia Employee Share Plan (Plan), we are of the opinion that:

     1. The Company is a corporation validly organized and existing under the laws of the State of Texas.

     2. All requisite action necessary to make any shares of authorized but unissued Stock validly issued, fully paid and non-assessable will have been taken when any shares of authorized but unissued Stock shall have been issued and delivered in accordance with the Plan.

     3. The Rights, when issued as contemplated by the Registration Statement, will be validly issued.

We hereby consent to the use of our name in the aforementioned Registration Statement and to the use of this opinion as an exhibit thereto.

Very truly yours,

/s/ HUNTON & WILLIAMS

HUNTON & WILLIAMS